Exhibit 10(a)69
SYSTEM EXECUTIVE CONTINUITY PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 2

THIS INSTRUMENT, executed this 13th day of December, 2010, but made effective  December 30, 2010, constitutes the Second Amendment of the System Executive Continuity Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) (the “Plan”).

All capitalized terms used in this Amendment No. 2 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 7.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of December 2, 2010, the Plan is hereby amended as follows:

1.	The Plan is hereby amended by adding the following new paragraphs at the end of the Plan preamble entitled “PURPOSES” to read as follows:

The Plan is now hereby amended effective December 30, 2010, pursuant to resolutions adopted by the Personnel Committee of the Board of Directors of Entergy at its meeting held on December 2, 2010, authorizing amendments to the Plan in order to address certain market practices, external governance concerns, emerging trends and cost controls by (i) eliminating excise tax gross-ups, (ii) increasing the change in ownership threshold now required in Subsection 1.07(a) to trigger one of the events constituting a Change in Control event, and (iii) making all current and future Participants subject to the 2.99 severance policy benefit limitation, in addition to the total cash benefit amount limitations applicable to Plan  participants at each System Management Level.

2.	Subsection 1.07(a) of the Plan is hereby amended in its entirety to read as follows:

(a)
the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Subsections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation's voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in Subsection (b) below);

3.
Section 3.03 of the Plan is hereby amended by deleting the gross-up provisions of Subsection (b) in their entirety and by restating the remaining provisions of Section 3.03 in their entirety to read as follows:

3.03
Additional Benefits.  In addition to the benefits set forth in Section 3.02 and subject to the forfeiture provisions of Section 5.01, if a Participant would have been entitled to post-retirement medical and dental benefits under an Entergy Corporation sponsored medical and/or dental plan as in effect immediately prior to a Qualifying Event or, if more favorable to the Participant, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Participant’s employment terminated at any time on or before the date of his Date of Termination following a Qualifying Event, then the Employer shall make available such post-retirement medical and dental benefits to the Participant and the Participant’s eligible dependents, but only to the extent such coverage satisfies any applicable non-discrimination rules under Code Section 105, commencing on the Participant’s Date of Termination.  If a Participant is not entitled to post-retirement medical and dental coverage under Entergy Corporation’s sponsored medical and dental plans as of his Date of Termination, but is entitled to COBRA continuation coverage as a result of such Qualifying Event, then until the earlier of (1) termination of the Participant’s COBRA continuation coverage, or (2) the end of the Participant’s Benefit Continuation Period, but only to the extent such payments satisfy any applicable non-discrimination rules under Code Section 105, the Employer shall pay to the Participant a cash amount at the beginning of each calendar month equal to that portion of any COBRA premiums paid by the Participant for himself and his covered dependents, if applicable, in excess of the amount paid by similarly situated active employees for the same medical and dental coverage.

4.	Section 3.09 of the Plan is hereby amended in its entirety to read as follows:

3.09
Benefit Limitation.  Notwithstanding any provision of this Plan to the contrary the value of the benefits payable to a Participant under the terms of Section 3.02 shall not in the aggregate exceed 2.99 times the sum of: (a) Participant’s annual base salary as in effect at any time within one year prior to commencement of a Change in Control Period or, if higher, immediately prior to a circumstance constituting Good Reason plus (b) the higher of: (i) the annual incentive award actually awarded to the Participant under the EAIP for the fiscal year of Entergy Corporation immediately preceding the fiscal year in which the Participant’s termination of employment occurs; or (ii) the Participant’s Target Award.

IN WITNESS WHEREOF, the Personnel Committee has caused this Second Amendment to the System Executive Continuity Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth, but effective December 30, 2010.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ Terry R. Seamons
TERRY R. SEAMONS
Senior Vice-President,
                Human Resources and Administration